Exhibit 4.3

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

STANDARD BAREBOAT CHARTER	PART I

1. Shipbroker Japan Shipping Services Co., Ltd.	2. Place and date Haugesund, 20th June, 2022
3. Owners/Place of business (CI. 1) FOUR LAND (PANAMA) S.A. 31st Street, No.3-80, P.O.Box 7412, Panama City, Panama Performance to be guaranteed by Doun Kisen Co., Ltd as per performance guarantee

4.   Bareboat Charterers/Place of business (CI. 1)

Knutsen Shuttle Tankers 15 AS
Smedasundet 40 Postbox 2017 N-5504 Haugesund,
Norway
Performance to be guaranteed by KNOT Offshore
Partners LP as per performance guarantee

5. Vessel’s name, call sign and flag (Cl. 1 and 3) Name: M.T. Torill Knutsen Flag: NIS IMO: 9630030
6. Type of Vessel Crude oil/ Shuttle tanker	7. GT/NT GT: 80,850 NT: 36,065
8. When/Where built November 2013 HYUNDAI HEAVY INDUSTRIES	9. Total DWT (abt.) in metric tons on summer freeboard 123,166DWT
10. Classification Society (Cl. 3) DNV (Det Norske Veritas)	11. Date of last special survey by the Vessel’s classification society N/A
12. Further particulars of Vessel (also indicate minimum number of months’ validity of class certificates agreed acc. To Cl. 3) N/A
13. Port or Place of delivery (Cl. 3) See Clause 32	14. Time for delivery (Cl. 4) See Clause 32	15. Cancelling date (Cl. 5) See Clause 32
16. Port or Place of redelivery (Cl. 15)	17. No. of months’ validity of trading and class certificates upon redelivery (Cl. 15)
Worldwide always within Institute Warranty Limits(IWL)	Three (3) months, or less where part of customary renewal procedures
18. Running days’ notice if other than stated in Cl. 4	19. Frequency of dry-docking (Cl. 10(g))
See Clause 32	As required by class

20. Trading limits (Cl. 6)

Worldwide Trading always within Institute Warranty Limits (IWL). However, any country designated pursuant to any International (including United nations, or United States or European Union or member state of European Union or United Kingdom or Japan, Panama, Malta) or regulation imposing trade and economic sanctions, prohibitions or restrictions (which may be amended from time to time during the Charter Period), North Korea, Israel, and other countries sanctioned / boycotted / banned by UN or USA, Japan, Panama, Malta, to be excluded from trading. If the situation of the country(ies) or a country not including in trading is changed, both parties will discuss. War or warlike zone to be excluded. Charterers may breach IWL against payment of additional premium/expense prior to Charterers’ written notice to the Owners.

21. Charter period (Cl. 2)	22. Charter hire (CI. 11)
Ten (10) years from the time of delivery	*****
23. New class and other safety requirements (state percentage of Vessel’s insurance value acc. To Box 29)(Cl. 10(a)(ii)) See Clause 40

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

24. Rate of interest payable acc. To CI. 11 (f) and, if applicable, acc. To PART IV	25. Currency and method of payment (Cl. 11)
2.00%	United States Dollars (see also clause 11)
26. Place of payment; also state beneficiary and bank account (CI. 11)	27. Bank guarantee/bond (sum and place) (Cl. 24) (optional)
FOUR LAND (PANAMA) S.A.	N/A
28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12)	29. Insurance (hull and machinery and war risks) (state value acc. To Cl. 13(f) or, if applicable, acc. To Cl. 14(k)) (also state if Cl. 14 applies)
See Clause 36	Se Clause 37
30. Additional insurance cover, if any, for Owners’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g))	31. Additional insurance cover, if any, for Charterers’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g))
N/A	N/A
32. Latent defects (only to be filled in if period other than stated in Cl. 3)	33. Brokerage commission and to whom payable (Cl. 27)
N/A	N/A
34. Grace period (state number of clear banking days) (CI. 28)	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (CI. 30)
Three (3) banking days (as defined in clause 1)	(a) English law, London arbitration clause 30(a)
36. War cancellation (indicate countries agreed) (Cl. 26(f))
N/A
37. Newbuilding Vessel (indicate with “yes” or “no” whether PART III applies) (optional)	38. Name and place of Builders (only to be filled in if PART III applies)
N/A	N/A
39. Vessel’s Yard Building No. (only to be filled in if PART III applies)	40. Date of Building Contract (only to be filled in if PART III applies)
N/A	N/A
41. Liquidated damages and costs shall accrue to (state party acc. To CI. 1)
a) N/A b) N/A c) N/A
42. Hire/Purchase agreement (indicate with “yes” or “no” whether PART IV applies) (optional)	43. Bareboat Charter Registry (indicate with “yes” or “no” whether PART V applies) (optional)
See Clause 39	Yes
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies)	45. Country of the Underlying Registry (only to be filled in if PART V applies)
Norwegian International ship registry (NIS), Norway	Malta ship registry, Malta
46. Number of additional clauses covering special provisions, if agreed
Clause 32 to 47

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

Signature (Owners)		Signature (Charterers)
FOUR LAND (PANAMA) S.A.		Knutsen Shuttle Tankers 15 AS
	/s/ Genji Ohkouchi		/s/ Yuji Tsuboi
Name:	Genji Ohkouchl	Name:	Yuji Tsuboi
Title:	President	Title:	Attorney-in-fact

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2OO1 Standard Bareboat Charter

1.Definitions

In this Charter, the following terms shall have the meanings hereby assigned to them:

“The Owners” shall mean the party identified in Box 3.

“The Charterers” shall mean the party identified in Box 4.

“The Vessel” shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.

“The Charter” means this Bareboat Charter with Rider clauses and as later amended.

“The Parties” jointly refers to both the Owners and the Charterers.

“The MOA” refers to the Memorandum of Agreement agreed upon by the Owners as buyers and the Charterers as sellers, dated 20~~XX-XX28~~th June~~anuaryDecember~~, ~~2021~~2022~~0~~

“The Sellers” refers to the sellers in the MOA

“Banking Days” are days on which banks are open in the United States of America (New York), Panama, Malta, Japan and ~~Switzerland~~Norway

“Buyers/Owners Guarantee” means performance guarantee as guaranteed by Doun Kisen Co. Ltd

“Charterers Guarantee” means performance guarantee as guaranteed by KNOT Offshore Partners LP.

“Financial Instrument” means the mortgage, deed of covenant or other such financial security instrument as annexed to this Charter and stated in Box 28.

2.Charter Period

In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 (“The Charter Period”).

3.Delivery See Clause 32

~~(not-applicable when Part lll applies, as indicated in Box 37)~~

~~(a)~~	~~The-Owners shall-before-and at the time of delivery-exercise-due-diligence to make the Vessel seaworthy and in every respect ready in hull, machinery and equipment for service under this Charter.~~

~~The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 in such ready safe berth as the Charterers may direct.~~

~~(b)~~

~~The-Vessel shall be properly documented on delivery in accordance with the laws of the flag state indicated in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.~~

~~(c)~~

~~The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners’ obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

~~4.Time for delivery~~ (See also Clause 32)

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2001 Standard Bareboat Charter

~~(not applicable when Part III applies, as indicated in Box 37)~~

~~The Vessel shall not be delivered before the date indicated in Box 14 without the Charterers’ consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15.~~

~~Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (30) running days’ preliminary and not less than fourteen (14) running days’ definite notice of the date on which the Vessel is expected to be ready for delivery. The Owners shall keep the Charteres closely advised of possible changes in the Vessel’s position.~~

~~5.~~	~~Cancelling-~~

~~(not applicable when Part III-applies, as inclicated in Box37)~~

~~(a)~~

~~Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~

~~(b)~~

~~If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be read, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty eight (168) running hours of the receipt by the Charterers of such notice or within thirty six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners’ notice shall be substitued for the cancelling date indicated in Box 15 for the purpose of this Clause 5.~~

~~(c)~~	~~Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6.Trading Restrictions

The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or Implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or Intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners’ prior approval has been obtained to loading thereof.

7.Surveys on Delivery and Redelivery

(not applicable when Part III applies, as indicated in Box 37)

~~The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear all expenses of the On hire Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~ The condition of the Vessel on delivery to be as per delivery under the MoA Clause 11.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2OO1 Standard Bareboat Charter

8.Inspection

The Owners shall have the right ~~at any time~~once per year after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf always provided such inspection or survey does not delay or interfere with the normal operation of the Vessel:

(a)

to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. Such notice to be made no late than ~~30~~ 15 days prior to the Inspection or survey and the Charterers to keep the Owners well informed of Vessel’s itinerary for inspection purpose. The costs and fees for such inspection or survey shall be paid by the Owners unless the Vessel is found to require repairs or maintenance to meet a condition required by Class or the Vessel’s Flag State~~in order to achieve-the condition so-provided~~;

~~(b)~~	~~in dry dock-if the Charterers have not dry docked Her in accordance with-Clause 10(g). The costs and fees for such-inspection or survey-shall be paid by the Charterers; and~~
~~(c)~~

~~for any other commercial-reason they consider necessary (provided it dees not-unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners.~~

Unless the Vessel is required to be off-hire, ~~A~~all time used in respect of inspection, survey or repairs shall be for the Charterers’ account and form part of the Charter Period.

The Charterers shall also permit the Owners to inspect the Vessel’s log books whenever requested and shall whenever reasonably required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

The Charterers shall submit following reports to the Owners; (i) Inspection report (annually) (ii) Annual audited Financial report as soon as the same become available, but in any event within 180 davs after the end of its financial years.

9.Inventories, Oil and Stores

Unless the Charterers have exercised the purchase option, ~~A~~a complete inventory of the Vessel’s entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers in conjunction with the Owners on redelivery of the Vessel. The Owners shall at the time of redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the last purchase price paid by the Charterers, evidenced and supporting vouchers, at the current market prices at the ports of redelivery. The Charterers shall not pay to the Owners at time of delivery for any bunkers, lubricating oil, provisions, paints, ropes and consumable stores which the Charterers have supplied to the Vessel at the Charterers’ expense prior to delivery. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel, unless the Charterers purchase the Vessel according to Clause 39. Furthermore, the Charterers shall ensure that all spare parts meet minimum requirements of class and shall remain onboard at time of redelivery unless Charterer purchase the Vessel according Clause 39. ~~A complete inventory of the Vessel’s entire equipment, outfit including spare parts,appliances and of all consumable stores on board-the Vessel shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel. The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the then current market prices at the ports of delivery and redelivery, respectively. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.~~

10.Maintenance and Operation

(a)

(i) Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, ~~except as provided for in Clause 14(I), if-applicable,~~ at their own expense they shall at all times keep the Vessel’s

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2001 Standard Bareboat Charter

Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

(ii) New Class and Other Safety Requirements - See Clause 40~~In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation (including but-not limited to Ballast Water Treatment System, New Panama, Sox-and-Nox) the cost and time of compliance shall be for Charterers account. If those new equipment needs to be removed when the Vessel will be redelivered, the cost and time of removal shall be for Charterers account. Notwithstanding the foregoing, Charterers are allowed to make improvements to the Vessel provided cost-of same to be for Charterers account subject to the prior written consent of the Owners.) costing (excluding the Charterers’ loss of time) more than percentage stated in Box 23, or if Box 23 is left blank, 5 percent of the Vessel’s insurance value as stated in Box 29, then the terms as stated in Clause extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the-absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~

(iii) Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers’ sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b)

Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag state fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.

Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel’s flag or any other applicable law.

(c)	The Charterers shall keep the Owners ~~and the mortgagee(s)~~ advised of the ~~intended employment,~~ planned dry-docking and major repairs of the Vessel, as reasonably required.
(d)

Flag and Name of Vessel - See Clauses 33 and 34 ~~During the Charter Period, the Charterers shall have the-liberty to paint-the Vessel in their own colours, install and display their Funnel insignia and fly their own-house flag. The Charterers shall also have the liberty, with the-Owners’ consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period. Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers’ expense and time.~~

(e)

Changes to the Vessel - See Clause 40~~without prejudice to Clause 40 (if applicable) and Ssubject to Clause 10(a)(ii), the charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners’ approval thereof, not to be unreasonably withheld. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter. See Clause 40.~~

(f)

Use of the Vessel’s Outfit, Equipment and Appliances - See Clause 40~~The Charterers shall have the use of all outfit,-equipment, and-appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2001 Standard Bareboat Charter

~~are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment, with Owners’ prior consent not to be unreasonably withheld, at the Charterers’expense at their expense and risk but the Charterers shall remove such equipment at the end of the period unless Charterers purchase the Vessel upon redelivery if requested by the Owners, Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.~~

(g)

Periodical Dry-Docking - The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be ~~necessary, but not less than once during the period stated in Box 19~~ required by the Classification Society or flag state. ~~or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or flag state.~~

11.Hire

(a)	The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.
(b)

The Charterers shall pay to the Owners for the hire of the Vessel ~~a lump sum~~ monthly in advance in the amount indicated in Box 22 which shall be payable ~~not later than every thirty (30) running days~~ monthly in advance, the first lumpsum ~~lump sum~~ being payable on the date and hour of the Vessel’s delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period. If hire payment date is National holiday in Japan, New York, Malta, and ~~Switzerland~~Norway, hire to be paid one day prior to that date. Full amount of hire shall be available in Owner’s nominated account on a monthly basis by the due date.

(c)	Payment of hire shall be made in cash without discount free of bank charges in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.
(d)

Final payment of hire, if for a period of less than ~~thirty (30) running days~~ one month, shall be calculated proportionally according to the number of days and hours remaining before redelivery or purchase and advance payment to be effected accordingly.

(e)

Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd’s, whichever occurs first. Any hire paid in advance to be adjusted accordingly.

(f)

Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24. ~~If Box 24 has not been filled in, the three months Interbank offered rate in Londen (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers’ Association (BBA) on the date when the hire fell due, increased by 2 percent, shall apply.~~

(g)

Payment of interest due under sub-clause 11(f) shall be made within seven (7) ~~running~~ banking days of the date of the Owners’ invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.

(h)

Notwithstanding anything to the contrary contained herein, the Charterers shall make all payments under this Charter without any set-off or counter claim whatsoever and free and clear of any withholding or deduction for, or on account of, any present or future income, freight, stamp or other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature.

12.Mortgage (See Clause 36)

(only to apply if Box 28 has been appropriately filled in)

~~(a)*~~

~~The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART Il

BARECON 2001 Standard Bareboat Charter

(b)*The Vessel chartered under this Charter is financed by a mortgage according to the Financial Instrument.

~~The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with the Financial Instrument. The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the mortgagee(s).~~ The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.

~~*(Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).~~

13.Insurance and Repairs See Clause 37 and 42

(a)

During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) ~~in such form as the Owners shall in writing approve, which approval shall not be unreasonably withheld.~~ Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the mortgagee(s) (if any), and the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests.

Subject to the provisions of the Financial Instrument, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.

The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.

All time used for repairs under the provisions of sub-clause 13(a) and for repairs of latent defects ~~according to Clause 3(c) above,~~ including any deviation, shall be for the Charterers’ account.

~~(b)~~

~~If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where consent of such insurers is necessary.~~

~~(c)~~

~~The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.~~

(d)

~~Subject to the provisions of the Financial Instrument, if any, s~~ Should the Vessel become an actual, constructive, compromised or agreed total loss under the Insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid ~~to the Owners who shall distribute~~ and the moneys distributed between the Owners and the Charterers ~~according to their respective interests~~ in accordance with Clause 42. The Charterers undertake to notify the Owners ~~and the mortgagee(s), if any~~, of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause.

(e)	The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.
(f)	For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in Box 29.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2001 Standard Bareboat Charter

14.Insurance, Repairs and Classification

~~(Optional, only.to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).~~

~~(a)~~

~~During the Charter Period the Vessol shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurtenances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance, insurance policies shall cover the Owners and the Charterers according to their respective interests.~~

~~(b)~~

~~During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~

~~(c)~~

~~In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~

~~(d)~~

~~The Charterers shall, subject to the approval of the Owners or Owners’ Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a).~~

~~The Charterers to be secured reimbursement through the Owners’ Underwriters for such expenditures upon presentation of accounts.~~

~~(e)~~

~~The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~

~~(f)~~

~~All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers’ account and shall form part of the Charter Period.~~

~~The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~

~~(g)~~

~~If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

~~(h)~~

~~Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~

~~(i)~~

~~If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.~~

~~(j)~~	~~The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~
~~(k)~~	~~For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2001 Standard Bareboat Charter

~~(i)~~

~~Notwithstanding anything contained in sub clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel’s Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

15.Redelivery

At the expiration of the Charter Period unless the Charterers have exercised their purchase option (See Clause 39) the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the ~~Owners~~ Charterers may direct. The Charterers shall give the Owners not less than sixty (60), thirty (30), twenty (20), ten (10) and seven (7) running days’ preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14), five (5), three (3) and one (1) running days’ definite notice of expected date and port or place of redelivery.

Any changes thereafter in the Vessel’s position shall be notified Immediately to the Owners.

The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within the Charter Period due to the fault of the Charterers, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.

Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.

The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17 if applicable.

Unless Charterers exercise their option to purchase the Vessel, the Owners shall have the right at their expense but at Charterers’ time to arrange an underwater inspection by a diver approved by the Classification Society no earlier than 45 days and no later 30 days prior to redelivery of the Vessel. This inspection shall take place at a convenient port at Charterers’ option and shall be carried out without interference to the Vessel’s normal operation. Should such underwater inspection reveal major condition that affect the Class of the Vessel and such Class items require immediate rectification in accordance with specific instruction from the Classification Society and the Class will not grant an extension, and whereby such repairs cannot be made to the Vessel without immediate dry-docking, then the Vessel shall be dry-docked as soon as possible by Charterers in order to repair such Class items to the Classification Society’s satisfaction at Charterers’ reasonable expense and time. Any expense or time related to other repairs carried out during such dry-docking by Owners and which are not the responsibility of Charterers under the Charter, shall be Owner’s account. This clause 7 shall not apply if Charterers exercise their purchase option as set out in Clause 39.

16.Non-Lien

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

“This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever.”

17.Indemnity

(a)

The Charterers shall Indemnify the Owners, in each case as properly documented and evidenced. against any loss, damage or documented and reasonable expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2001 Standard Bareboat Charter

occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

(b)

If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

In such circumstances the Owners shall indemnify the Charterers against any loss, damage or documented expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.

(c)

The Charterers shall indemnify the Owners, in each case as properly documented and evidenced; against any and all liabilities, obligations, taxes-imposed on, or suffered by the Owners and relating to the operation of the Vessel and this Charter (excluding the taxed levied on the Owners by the competent tax authorities in its state of residence in relation to the Charter hire and (tax imposed on the overall net income of the Owners), losses, damages, penalties, fees, claims, actions, suits and cost (excluding loss of profit or business interruption expenses) of whatsoever kind and nature which may be incurred by the Charterers (whether during or after the Charter Period) or incurred by the Owners during the Charter Period only and in consequence of or in any way relating to or arising out of this Charter, the ownership, documentation, delivery, possession, use, operation, chartering, sub chartering, condition, maintenance, or repair of the Vessel including without limitation, claims or penalties arising from any violation of the laws of any foreign country or political subdivision thereof; any claim as a result of latent or other defects in the Vessel, whether or not discoverable by the Charterer or the Owners and any claims for patent, trademark or copyright infringement in connection to this Charter or the Vessel, and any claims for injury or damages caused by pollution, leaking or spillage of cargo carried by the Vessel; and any claims by owners of cargo or other third parties arising in connection with any of the matters aforesaid.

(d)

If there arise any pollution event or incident by or on around the Vessel, in consequence of or in any way relating to or arising out of, including without limitation, any presence, emission, release or leak of any pollutant in Charterers shall promptly take all necessary actions and steps to prevent occurrence of any losses and/or damages to the Vessel and this parties lives and properties or occurrence of any violation of MARPOL or domestic law or regulation including OPA 90 or regulations adopting MARPOL as a result of which the Vessel is ordered not to leave by the coast guard or police or prosecutors or other judicial persons, and if any such losses and/or damages occur or any claim is made by any coast guard or police or prosecutors or other judicial persons for fine and other civil, criminal or administrative offence or made by any third party for liabilities against the Vessel or the Charterers or the Owners, then Charterers shall indemnify the Owners against the aforesaid loss or damages or claim by way of settlement with such third parties or payments to them in accordance with P&I insurers recommendation and approvals as far as with respect to such claims covered by P&I Insurance so that the Vessel, the Charterers and the Owners will entirely he discharged and released from such claim and remedied in respect of such losses, damages and claims,

(e)	The Charterers shall not be obliged to indemnify the Owners under this Charter to the extent any losses are caused by the gross negligence or wilful misconduct of the Owners.

18.Lien

The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.

19.Salvage

All salvage and towage performed by the Vessel shall be for the Charterers’ benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20.Wreck Removal

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2001 Standard Bareboat Charter

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21.General Average

The Owners shall not contribute to General Average.

22.Assignment, Sub-Charter and Sale See also Clause 35

(a)

The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.

(b)

The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreasonably withheld or delayed., ~~and subject to the buyer accepting an assignment of this Charter~~ See also Clause 35.

23.Contracts of Carriage

(a)*

The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier’s liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague Rules or the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

~~(b)*~~

~~The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier’s liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~

~~* Delete as applicable.~~

~~24.Bank Guarantee~~

~~(Optional, only to apply if Box 27 filled in)~~

~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~

25.Requisition/Acquisition

(a)

In the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as “Requisition for Hire”) irrespective of the date during the Charter Period when “Requisition for Hire” may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of “Requisition for Hire” any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the “Requisition for Hire” whichever be the shorter.

(b)

In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as “Compulsory Acquisition”), then, irrespective of the date during the Charter Period when “Compulsory Acquisition” may occur, this Charter shall be deemed terminated as of the date of such “Compulsory Acquisition”.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2001 Standard Bareboat Charter

In such event Charter Hire to be considered as earned and to be paid up to the date and time of such “Compulsory Acquisition”. However, in that case, the Charterers and the Owners shall firstly discuss the situation and agree the alternative method mutually in good faith prior to such termination.

26.War

(a)

For the purpose of this Clause, the words “War Risks” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b)

The Vessel, unless the written consent of the Owners be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the ~~Owners~~ Charterers, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area, however the Owners are not entitled to require so if a proper risk assessment has been conducted and provided insurance / additional insurances cover is variable in the open insurance market and is obtained by the Charterers.

(c)

The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.

(d)

If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers’ orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.

(e)	The Charterers shall have the liberty:

(i)to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii)to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii)to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

(f)	In the event of outbreak of war (whether there be a declaration of war or not)

(i)between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People’s Republic of China,

(ii)between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter subject to mutual agreement, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, If the Vessel has cargo on board after discharge thereof at

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2001 Standard Bareboat Charter

destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the ~~Owners~~ Charterers, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port ~~as directed by the Owners~~ decided by mutual consultation between the Owners and the Charterers. In all cases hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until redelivery. However, neither party shall be entitled to terminate this Charte Party on account of minor and/or local war like operations or economic warfare anywhere, which will not interfere with the Vessel’s trades.

27.	~~Commission~~

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~

~~If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission.~~

~~Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year’s hire.~~

28.	Termination
(a)	Charterers’ Default

The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:

(i) the Charterers fall to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners’ notice, the payment shall stand as regular and punctual.

Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners’ notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice. If the Owners lawfully terminate the Charter under this clause 28 (a)(i), the Owners shall have the right to proceed to sell the Vessel i) as soon as practicable but in any event not earlier than 14 days of the termination ii) as the sale price reasonably obtainable in the market at such time and after consultation with the Charterers as to the appropriate market sale price for the Vessel. Any shortfall between the sale price for the Vessel and the remaining Outstanding BBC Principal Balance set out in Schedule A “Outstanding BBC Principal Balance” as attached to this Barecon for the date of sale (minus any amount of hire received by the Owners from the commencement of the year in which such sale occurs) is to be compensated by the Charterers within five (5) banking days from the demand by the Owners;

(ii) the Charterers fail to comply with the requirements of:

(1)Clause 6 (Trading Restrictions)

(2)Clause 13(a) (Insurance and Repairs)

provided that the Owners shall ~~have the option~~, by written notice to the Charterers, ~~to~~ give the Charterers ~~a specified number of~~ 21 banking days grace within which to rectify the failure without prejudice to the Owners’ right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;

(iii) the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) ~~as soon as practically possible~~ within 21 banking days after the Owners have requested them in writing so to do ~~and in any event so that the Vessel’s insurance cover is not prejudiced.~~

(b)	Owner’s Default

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2001 Standard Bareboat Charter

If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of ~~fourteen~~ twenty one ( ~~14~~ 21) ~~running~~ banking days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.

(c)	Loss of Vessel See also Clause 42

This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred,

(d)

Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(e)

The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have, provided that in the circumstances set out in clause 28(a)(i) the Owners’ claim shall be limited to the amounts specified in the final sentence of clause 28(a)(i) being the Outstanding BBC Principal Balance as per Schedule A attached.

29.	Repossession

In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners’ representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers’ Master, officers and crew shall be the sole responsibility of the Charterers.

30.	Dispute Resolution
a)*

This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2001 Standard Bareboat Charter

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

(~~b)*~~

~~This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

~~(c)*~~

~~This Contract shall be governed by and construed in accordance with the laws of the  place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place; subject to the procedures applicable there.~~

(d)	Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.

In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:

(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation.

(ii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, falling which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.

(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.

(vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)

~~(e) If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II

BARECON 2001 Standard Bareboat Charter

~~apply in all cases.~~

*Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed In Box 35.

31.	Notices
(a)	Any notice to be given by either party to the other party shall be in writing and may be sent by ~~fax, telex,~~ e-mail or registered or recorded mail or by personal service.
(b)	The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

~~PART III~~

~~PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY~~

~~(Optional, only to apply if expressly agreed and stated in Box 37)~~

~~1. Specifications and Building Contract~~

~~(a)~~

~~The Vessel shall be constructed in accordance with the Building Contract (hereafter called “the Building Contract”) as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter signed as approved by the Charterers.~~

~~(b)~~	~~No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers’ consent.~~
~~(c)~~

~~The Charterers shall have the right to send their representative to the Builders’ Yard to inspect the Vessel  during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub clause (a) of this Clause.~~

~~(d)~~

~~The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein, Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel’s performance or specification or defects, if any.~~

~~Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies.~~

~~However, the Owners’ liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred.~~

~~Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties.~~

~~The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.~~

~~2.Time and Place of Delivery~~

~~(a)~~

~~Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the  Builders’ Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.~~

~~(b)~~

~~If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

~~(c)~~	~~If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon~~
~~(i)~~

~~if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or~~

~~(ii)~~

~~if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/or take delivery of the Vessel from the Builders and deliver her to the Charterers;~~

~~(iii)~~	~~in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;~~
~~(iv)~~

~~if this Charter terminates under sub clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.~~

~~(d)~~

~~Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.~~

~~3.~~	~~Guarantee Works~~

~~if not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.~~

~~4.Name of Vessel~~

~~The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.~~

~~5.Survey on Redelivery~~

~~The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of redelivery.~~

~~Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

~~PART IV~~

~~HIRE/PURCHASE AGREEMENT~~

~~(Optional, only to apply if expressly agreed and stated in Box 42)~~

~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~

~~In the following paragraphs the Owners are referred to as the-Sellers and the-Charterers as the Buyers.~~

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

~~The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers’ flag, shall be for Buyers’ account. Any taxes, consular and other charges and expenses connected with closing of the Sellers’ register, shall be for Sellers’ account.~~

~~In exchange for payment of the last month’s hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship’s Register and deliver a certificate of deletion to the Buyers.~~

~~The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may be in Sellers’ possession.~~

~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~

~~The Vessel with everything belonging to-her shall be at Sellers’ risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~

~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

~~PART V~~

~~PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY~~

~~(Optional, only to apply if expressly agreed and stated in Box 43)~~

PART V

Charterers will do dual flag provided Owners arrange registration under Malta and Charterers arrange dual flag registration under NIS. All other terms, conditions and exceptions of the above-mentioned Charter Party and any addendum/rider clause shall remain unaltered.

~~1.~~	~~Definitions~~

~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~

~~“The Bareboat Charter Registry” shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.~~

~~“The Underlying Registry” shall mean the registry of the state in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~

~~2.~~	~~Mortgage~~

~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part-II) shall apply.~~

~~3.~~	~~Termination of Charter by Default~~

~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box-44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re register the Vessel in the Underlying Registry as shown in Box 45.~~

~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

ADDITIONAL CLAUSES TO M/V “TORILL KNUTSEN” BAREBOAT CHARTER PARTY DATED 20TH JUNE, 2022

32.	MOA and Delivery

The Vessel shall be delivered from the Owners to the Charterers, and delivery shall take place on the place, date and hour at which the Vessel is delivered to, and taken over by, the Owners pursuant to the MoA.

In the event the Vessel is not delivered to and taken over by the Owners pursuant to the MoA for any reason whatsoever, this Charter shall terminate and be considered as null and void between the parties, and neither of the parties shall be liable towards, or be entitled to make any claims of whatsoever nature against the other Party hereunder. Provided the Vessel has been delivered to the Owners in accordance with the terms of the MOA, the Charterers shall not be entitled to refuse terms of acceptance of delivery of the Vessel under this Charter.

The condition of the Vessel upon delivery shall be identical to that in which the Vessel is delivered to the Owners pursuant to the MoA. Upon and after delivery of the Vessel, the Owners shall have no liability whatsoever for any fault or deficiency in their description of the Vessel or for any defeats in the Vessel regardless of whether such defect were apparent or latent at the time of delivery and the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties whether express or implied as to the condition for the Vessel or the seaworthiness of the Vessel.

In the event that the Owners, as the Buyers in the MOA, exercise their right of cancellation of the MOA under and pursuant to any provisions therein specially permitting the Owners, to do so, then this Charter shall be terminated without any further liability between the Parties under this Charter.

33.	Flag and Name

The Charterers shall, subject only to prior notification to the relevant authorities of the jurisdiction in which for the time being the Vessel is registered, be entitled from time to time to change the name of the Vessel. During the Charter period, the Charterers shall have the liberty to paint the Vessel in their own colors, install and display their funnel insignia and fly their own house flag. Painting and installment shall be at Charterers’ expenses and time including the cost incurred by the Owners.

The Owners shall have no right to change the name and the flag of the Vessel during the Charter Period.

34.	Flag State and Class

The Vessel shall upon the Delivery Date and during the Charter be registered in the name of the Owners under the Maltese flag at Charterers’ expense. The Owners shall have no right either to transfer the flag of the Vessel from Maltese flag to any other registry or to require the Charterers to transfer the Vessel’s classification society.

The Charterers shall, at any time after the Delivery Date and at the Charterers’ expense, have the right to transfer the Vessel’s classification society from Det Norske Veritas to any other classification society being a member of the International Association of Classification Societies.

Furthermore, in the event that the Charterers need to change the flag of the Vessel, the Charterers can change the flag to a flag acceptable to the Owners (acting reasonably) and with the Owners’ consent (such consent not to be unreasonably withheld or delayed), provided however that any expenses (including, but not limited to, legal charges in respect of relevant finance documents for the Mortgagee relating to the flag change) shall be for the Charterers’ account.

ADDITIONAL CLAUSES TO M/V “TORILL KNUTSEN” BAREBOAT CHARTER PARTY DATED 20TH JUNE, 2022

35.	Transfer of Ownership

The Owners undertake that there will be no change in the legal or beneficial ownership of the Owners nor the Guarantor during the duration of the Charter without Charterers prior written approval, which is not to be unreasonably withheld or delayed.

Any change in the legal ownership of the Charterers without the Owners’ prior written approval, which not to be unreasonably withheld or delayed, shall entitle the Owners to terminate the Charter with immediate effect however intragroup restructuring is allowed provided the charterer is a, directly or indirectly, wholly owned or a controlled subsidiary of KNOT Offshore Partners L.P.

36.	Mortgage and Assignment

Excepting that the Owners shall be entitled to assign their rights, title and interest in and to this Charter by way of security to The Iyo Bank, Ltd. (the Mortgagee), neither Party shall assign its right or obligations or any part thereof to any third parties without the written consent of the other.

The Owners have the right to register a first priority mortgage on the Vessel in favor of the Mortgagee securing a loan under the relevant loan agreement (the “Loan Agreement”) under standard mortgage and security documentation but on the basis that the Owners undertake to procure from the Mortgagee a letter of quiet enjoyment in a form and substance satisfactory to the Charterers (the Letter of Quiet Enjoyment). Such loan amount and-mortgage amount shall never exceed the Outstanding BBC Principal Balance as per Schedule A as attached.

The Charterers agree to sign an acknowledgement of the Owners’ charter hire assignment (in form and substance satisfactory to the Charterers acting reasonably) or any other comparable document reasonably required by the Mortgagee, in favor of the Mortgagee (on the basis that this does not impose any greater liability to the Charterers than the liabilities they have under this Charter).

37.	Insurance

For Hull insurance purposes, the insured amount shall be an amount determined by the Charterers but shall from Delivery Date not be less than 110% of the Outstanding BBC Principal Balance (as set out in schedule A) at any time.

In respect of partial losses, any payment by Underwriters not exceeding USD 3,000,000 shall be paid directly to the Charterers who shall apply the same to effect the repairs in respect of which payment is made. Any moneys in excess of USD 3,000,000 payable under such insurance other than Total Loss shall be paid to the Charterers subject to the prior written consent of the Owners or the Owners’ bank but such consent shall not be unreasonably withheld or delayed. Such consent to be granted if the Owners are satisfied (acting reasonably) that all damage resulting from the partial loss will be made good and repaired and all liabilities in respect of repairing such damage will be discharged. If the Charterers or the Vessel's insurers request the Owners consent or authority to the insurers making payment to a ship repairer on account of repairs being made to the Vessel as a result of it suffering such a partial loss, then, the Owners shall not unreasonably withheld or delay giving such consent or authority. In the absence of such prior written consent the money shall be paid to the Owners or the Owners' bank. In case of repair work being expected within a range of USD 3,000,000 to USD 10,000,000, the Charters will inform the Owners of details in a timely manner

The Charterers shall upon the request of the Owners provide such information as may be reasonably requested by the Owners in relation to the insurances of the Vessel.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

ADDITIONAL CLAUSES TO M/V “TORILL KNUTSEN” BAREBOAT CHARTER PARTY DATED 20TH JUNE, 2022

The Charters shall, not later than the Delivery Date, either take out and effect or procure that the Charterers take out and effect the following insurance at the Charters’ expense on and in respect of the Vessel and shall, throughout the Charter Period, maintain the said insurances effective with such reputable insurer or insurers at the Charterers' own expense.

(a)

Hull and Machinery insurance shall be taken out and maintained to be effective in the joint names of both the Charterers and the Owners as co-assured with the insurers against such fire and usual marine risks; and

(b)

P&I Club insurance shall be effected by an entry or entries of the Vessel with or in any P&I Club to protect and indemnify the Owners as co-assured and the Vessel against all P&I risks (including, but not limited to, pollution spillage and leakage risks).

38.	Optional Periods

There are no options to extend the Charter.

39.	Purchase of the Vessel by the Charterers
(a)

The Charterers (or their guaranteed nominee) may exercise their purchase option (each purchase option of the Vessel set out herein being referred to as the “Purchase Option”) to purchase the Vessel from the Owners at the end of the Charter Period, for a purchase price of ***** (*****).

(b)

If any event of default under the Loan Agreement (an “Event of Default”) occurs and is continuing under the Loan Agreement, the Owner shall notify the Charterer in writing that an Event of Default has occurred (such notice being called the “EoD Notice”) and within one (1) months after receipt of the EoD Notice, the Charterer shall have the option to purchase the Vessel at the purchase option price of the outstanding bareboat charter balance indicated against the relevant time set out in in the “Outstanding BBC Principal Balance as per Schedule A attached hereto, (initially being USD 112,000,000 on delivery date and ending with ***** at the end of the bareboat charter after 120 months), to be settled within six (6) months or any longer period accepted by the Mortgagee in writing (each purchase price set out in this paragraph (a) and (b) being called the “Purchase Option Price”) on a strictly “as is where is” basis. The Charterers shall pay such Purchase Option Price in cash to the Owners upon transfer of title to the Vessel pursuant to the Sale Contract under clause (c) below.

(c)

A separate sale and purchase contract (the “Sale Contract”) shall be agreed and executed between the Charterers (or the buyer nominated by the Charterers), the Mortgagee in case of (b) above) and the Owners as seller on standard Norwegian Saleform 2012 terms.

(d)	Notwithstanding the provisions of Clause 44(b) any Sale Contract shall include the following provisions:

ADDITIONAL CLAUSES TO M/V “TORILL KNUTSEN” BAREBOAT CHARTER PARTY DATED 20TH JUNE, 2022

(i)

the Owners guarantee that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages, maritime liens or other debts or liabilities whatsoever. Should any claims which have been incurred prior to the time of delivery be made against the Vessel, the Owners shall indemnify the buyer against all consequences of such claims;

(ii)	the Owners shall furnish the buyer with documentation requested by the buyer including but not limited to:
a.

evidence of the authorisation and capacity for the Owners to sell the Vessel and enter into all documentation in connection with such sale including but not limited to resolutions of the shareholders of the Owners, resolutions of the board of directors of the Owners and any power of attorney under which the Owners' representatives sign any of the delivery documents (in each case notarised and apostilled or legalised), original certificates of good standing in respect of the Owners and certified true copies of the certificate of incorporation and articles of association (or equivalent) of the Owner;

b.	documentation validly transferring title to the Vessel to the buyer;
c.	any documentation required for the registration of the Vessel on the buyer's chosen flag under the name of the buyer;
d.	evidence that the Vessel is free from all registered encumbrances and has been (or will be shortly after delivery) deleted from its current Flag State registry;
e.	evidence that the Vessel has class maintained status with the Classification Society;
f.

documentation usually provided by a seller to a buyer in a second hand vessel sale and purchase transaction including but not limited to letters undertaking the vessel is not boycotted or blacklisted by any nation or organisation, undertakings to deliver deletion certificates and closed CSR forms within four (4) weeks of the delivery if not provided at delivery and commercial invoices for the Vessel and all other items purchased by the buyer at delivery; and

g.	all classification, technical and other documents in the possession of the Owners in relation to the Vessel;
(iii)

any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under buyer's flag shall be for buyer's account. Any taxes, consular and other charges and expenses connected with closing of the Vessels current flag, shall be for sellers' account; and

ADDITIONAL CLAUSES TO M/V “TORILL KNUTSEN” BAREBOAT CHARTER PARTY DATED 20TH JUNE, 2022

(iv)	all spares, bunkers and lubricants oils on board and on order shall be included in the Purchase Option Price.
(e)

If following the expiry of the Charter Period, the Owners from its act or omission fails to transfer title to the Vessel to the Charterers, the Owners shall within 10 days of the Charterers' written demand:

(i)	pay to the Charterers the amount by which the fair market value of the Vessel (as determined by a broker appointed by the Charterers) exceeds the Purchase Option Price; and
(ii)	keep the Charterers indemnified for all documented losses and expenses incurred by the Charterers due to the failure to transfer title.
40.	Improvements and Additions

The Charterers shall maintain, equip and operate the Vessel so as to comply in all mutual respects with the provisions of all laws and regulations of the Vessels flag country and of any other country or jurisdiction within which the vessel may operate.

The Charterers shall have the right to fit additional equipment to the Vessel and to make one or more improvements and additions to the Vessel at their expense and risk.

The Charterers shall also have the right to make structural or non–severable improvements and additions to the Vessel at their own cost, expense and risk provided that such improvements and additions shall not, or be reasonably likely to, diminish the market value of the Vessel or prejudice its marketability, in either case, in a material way.

With reference to the above second and third paragraphs, in the event that the Charterers fit additional equipment and/or make improvement, the Charterers shall give notice to the Owners of its details in order to secure Owners approval thereof which not to be unreasonable withheld or delayed before completion of such fitting and/or improvement.

In the event of any structural changes to the Vessel or installation of new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation, such as but not limited to Ballast Water Treatment System, the cost of measures needed for compliance shall be for the Charterers' account

41.	Quiet Enjoyment
(a)

As long as the Charter is in full force and effect and no default has occurred thereunder which entitle the Owner to lawfully terminate the Charter and withdraw the Vessel from service under the Charter, Owners agree and undertake that during the period of the Charter they will not interfere with the quiet use, possession and enjoyment of the Vessel by the Charterers and, if required, their sub-charterers.

(b)

The Owners shall ensure that on entering into any Financial Instrument, the prospective Mortgagee of the Vessel provides the Charterers and, if required, their sub-charterers, with a Letter of Quiet Enjoyment in accordance with the terms of Clause 36, always provided that such quiet enjoyment letters shall be in a form and substance satisfactory to the Charterer, sub-charterer (if it requires) and Mortgagee and the Charterers undertake to use reasonable efforts to avoid the requirement for

ADDITIONAL CLAUSES TO M/V “TORILL KNUTSEN” BAREBOAT CHARTER PARTY DATED 20TH JUNE, 2022

quiet enjoyment letters. In addition to the provisions of Clause 36, the Quiet Enjoyment Letter will confirm that to the extent that the Charterers have paid to the Owners the Outstanding BBC Principal Balance as per Schedule A attached hereto, payable on such date, the Mortgagee will immediately release and discharge the mortgages and all Financial Instrument.

42.Total Loss Proceeds

Upon the occurrence of a total loss of the type referred to in clause 13(d) of this Charter all insurance proceeds in respect of that loss shall be paid to the Mortgagee to apply towards the Outstanding BBC Principal Balance as per Schedule A attached hereto or if such amount is fully repaid, to the Owners who shall apply such proceeds, as follows;

(a)	Firstly, in payment of all the Owners’ and Charterers’ reasonable, properly incurred and documented costs incidental to the collection of the total loss proceeds;
(b)	Secondly, in retention by the Owners of all amounts of outstanding hire and interest due and owing to the Owners by the Charterers under this Charter at such time;
(c)	Thirdly, in retention by the Owners of an amount equal to the Outstanding BBC Principal Balance of the Owners at the relevant time of receipt of the total loss proceeds; and
(d)	Fourthly, any balance shall be promptly paid by the Owners to the Charterers.

For the purpose of this clause, Outstanding BBC Principal Balance means, at any relevant date, the amount set out in appendix 1 attached to this Charter during the period in which the date of receipt of the total loss proceeds occurs.

43.Familiarization

In the event that the Charterers have not exercised their purchase option and Charter Period expires, the Owners shall have the right to place two representatives onboard the Vessel prior to redelivery once the Charterers have given their thirty (30) days preliminary notice.

44.Extra Payments

In addition to above payments, the following costs are payable by the Charterers:

(a)	Any fees and expenses for flag registration of the Vessel in Malta and deletion of the flag registration of the Vessel in Malta.
(b)	Annual flag maintenance fees including tonnage tax of Malta are the Charterers account.
(c)

all other documentation and works required due to flag and ownership change, including change of DOC/SMC/ISSC/MLC/CLC, class certificates, change of country name on hull, change of radio and navigational aids registration, Annual Tonnage Tax of the flag country throughout the Charter period shall be for the Charterers' time and cost including agent fees. In case of a change of Ownership after delivery under this Charter for Owners matter or reason, these costs to be for Owners, account.

45.Representations and Warranties

Each Party represents and warrants to the other Party that:

(a)	it is duly incorporated and validly existing and in good standing under the laws of its place of

ADDITIONAL CLAUSES TO M/V “TORILL KNUTSEN” BAREBOAT CHARTER PARTY DATED 20TH JUNE, 2022

incorporation;

(b)	it has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it, to execute and to comply with this Charter;
(c)	all the consents referred to in paragraph (b) above remain in force and nothing has occurred which makes any of them liable to revocation;
(d)	this Charter constitutes legal, valid and binding obligations enforceable against it in accordance with its terms;
(e)	The execution by it of this Charter and its compliance with this Charter will not involve or lead to a contravention of:

(i)any law or regulation;

(ii)its constitutional documents; or

(iii)any material contractual or other material obligation or material restriction which is binding on it or any of its assets.

46.General

(a)	The terms and conditions of this Charter shall not be varied otherwise than by an instrument in writing executed by or on behalf of the Owners and the Charterers.
(b)

If, at any time, any provision of this Charter is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

(c)	This Charter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Charter.
(d)

This Charter constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

(e)	A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Charter.

47.Best Endeavour Clause

In the event of detrimental or unexpected considerable changes in the tax-laws, grossly and negatively effecting either the Owner and/or Charterer in the Ownership/Bareboat-chartering of the Vessel under this particular charter, both Owner and Charterer will with best endeavor and effort, be willing to sit down and discuss solutions that could remedy the situation. This would constitute no legal obligation on either part but be based on mutual respect and understanding of possible unexpected hardship endured by either party and to seek alternatives if both parties mutually give their consent.

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